Exhibit 3.114

FIRST AMENDMENT

TO THE

OPERATING AGREEMENT

OF

LOCAL TV VIRGINIA, LLC

This First Amendment to the Operating Agreement of Local TV Virginia, LLC (the “Company”), dated as of June 23, 2015 (this “Amendment”), is made by Local TV Finance, LLC, a Delaware limited liability company, as the sole member of the Company (the “Member”).

WHEREAS, the Company has been formed as a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.) (the “Act”) pursuant to the Certificate of Formation of the Company, dated as of March 7, 2007 (the “Certificate of Formation”), as filed in the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on March 7, 2007, and an Operating Agreement of the Company, dated as of March 7, 2007, made by the Member (the “Agreement”);

WHEREAS, Jack Rodden, Assistant Treasurer of the Company, as an “authorized person” of the Company, filed a Certificate of Amendment of the Company, dated February 7, 2014 (the “Certificate of Amendment”), with the Secretary of State on February 7, 2014, which certificate reflected a change in the name of the Company from “Local TV Virginia, LLC” to “Tribune Broadcasting Norfolk, LLC”; and

WHEREAS, the Member desires to reflect the aforementioned change in name of the Company in the Agreement pursuant to this Amendment.

NOW, THEREFORE, the undersigned, in consideration of the premises, covenants and agreements contained herein, does hereby agree as follows:

1. Amendments.

a. The Preamble of the Agreement is hereby deleted in its entirety and replaced with the following:

“This Operating Agreement (the “Agreement”) of Tribune Broadcasting Norfolk, LLC (the “Company”) is effective as of June 23, 2015, by and between the Company and Local TV Finance, LLC, a Delaware limited liability company (its “Member”).”

b. The Agreement is hereby further amended by deleting all references to “Local TV Virginia, LLC” within the Agreement in their entirety and replacing such references with the following: “Tribune Broadcasting Norfolk, LLC”.

2. Authorization. Steven E. Blumenthal, as an “authorized person” of the Company within the meaning of the Act, executed, delivered and filed with the Secretary of State the Certificate of Formation, and such execution, delivery and filing of the Certificate of Formation are hereby ratified in all respects. Jack Rodden, Assistant Treasurer of the Company, as an “authorized person” of the Company within the meaning of the Act, executed, delivered and filed with the Secretary of State the Certificate of Amendment, and such execution, delivery and filing of the Certificate of Amendment are hereby ratified in all respects.

3. Binding Effect. This Amendment shall be binding upon, and shall inure to the benefit of, the parties hereto and all other parties to the Agreement and their respective successors and assigns.

4. Agreement in Effect. Except as hereby amended, the Agreement shall remain in full force and effect.

5. Governing Law. This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

6. Severability. Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be duly executed as of the day and year first above written.

SOLE MEMBER:

LOCAL TV FINANCE, LLC

By:	/s/ Edward Lazarus
Name:	Edward Lazarus
Title:	Secretary

[Signature Page to Amendment to LLC Agreement – Tribune Broadcasting Norfolk, LLC]